Exhibit 99.1

Moody’s Corporation Names Robert Fauber as Chief Operating Officer

Company Appoints New Presidents of Moody’s Investors Service and Moody’s Analytics

NEW YORK—(BUSINESS WIRE)—Moody’s Corporation (NYSE: MCO) announced today that it has named Robert Fauber, currently President of Moody’s Investors Service (MIS), to the new role of Chief Operating Officer (COO) of Moody’s Corporation. Mr. Fauber will drive the company’s strategic initiatives to maximize the strengths of the enterprise and position Moody’s for the next stage of its growth.

Moody’s has also named Michael West to succeed Mr. Fauber as President of MIS and Stephen Tulenko as President of Moody’s Analytics (MA). All three appointments are effective November 1, 2019. Mr. Tulenko succeeds Mark Almeida, who has served as president of MA since it was launched in 2008.

Mr. Fauber will be responsible for both MIS and MA and also oversee Strategy and Marketing led by David Platt, Chief Strategy Officer for the Corporation. Mr. Fauber will work with Moody’s senior leadership to enhance and expand the company’s abilities to anticipate and meet the needs of existing and new customers and promote greater coordination across Moody’s businesses.

“This organizational change accelerates our efforts to position Moody’s for the future and embrace the potential of enterprise-wide, technology-enabled innovation as we move into new markets and redouble our focus on meeting the evolving expectations of our global customers,” said Ray McDaniel, President and CEO of Moody’s Corporation. “Rob’s record of achievement and growth at Moody’s, combined with his knowledge of both the Moody’s Investors Service and Moody’s Analytics businesses, makes him the ideal person for this important role.”

Mr. Fauber said: “I am grateful for the opportunity to serve as the Chief Operating Officer of Moody’s. Michael, Steve and Dave are seasoned leaders who bring extensive experience and formidable strengths to their roles. I look forward to working in close partnership with them as well as with Ray and the rest of the senior leadership team to deliver the next generation of quality credit ratings, risk analysis, financial insight and analytical tools.”

Mr. McDaniel added: “Mark Almeida’s leadership has been essential to the creation and success of Moody’s Analytics. We are grateful for his contributions to Moody’s and his commitment to our customers.”

Mr. Almeida said: “It has been my privilege to work with many highly talented and committed professionals worldwide and build Moody’s Analytics into a global leader in information solutions and risk analytics. I have worked closely with Steve for nearly thirty years and am fully confident that he is well equipped to lead MA. Supported by the deep experience and skills of the MA executive team, Steve will enable Moody’s Analytics to continue to thrive by solving complex customer challenges with innovative solutions.”

About Robert Fauber

Mr. Fauber has served as President of MIS since 2016. He joined Moody’s in 2005 as the Head of Corporate Development for the Corporation, responsible for corporate strategy and mergers and acquisitions. In 2013, he was appointed to serve as Global Head of the MIS Commercial Group.

Prior to Moody’s, Mr. Fauber worked in investment banking and corporate strategy at Citigroup in New York, London and Hong Kong. He began his career as a credit analyst in the commercial banking group at NationsBank (now Bank of America). Mr. Fauber holds an MBA from the Johnson School of Management at Cornell University and a BA in Economics from the University of Virginia.

About Michael West

Mr. West joined Moody’s in 1998 and is currently the head of MIS Ratings and Research. Previously, Mr. West served as Head of Global Corporate Finance and Head of Global Structured Finance. Earlier in his career, he was responsible for the research strategy for the ratings businesses and before that led Corporate Finance for the EMEA Region, European Corporates and the EMEA leveraged finance business.

Prior to Moody’s, Mr. West worked at Bank of America and HSBC in various credit roles. Mr. West has a Bachelor’s degree in Politics with Economics from Loughborough University and is an Associate of the Chartered Institute of Bankers in the UK.

About Stephen Tulenko

Mr. Tulenko joined Moody’s in 1990 and is currently Executive Director of Enterprise Risk Solutions, a role he has held since 2013. Mr. Tulenko previously led Sales, Customer Service and Marketing for Moody’s Analytics. Prior to the formation of Moody’s Analytics, he held various sales, product development and product strategy roles at MIS.

Mr. Tulenko holds an MBA in Finance, Marketing and International Business from the Stern School of Business at New York University and a degree in Economics and Business Administration from the University of Notre Dame.

About Moody’s Corporation

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE:MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.4 billion in 2018, employs approximately 13,200 people worldwide and maintains a presence in 44 countries. Further information is available at www.moodys.com.

Contacts

SHIVANI KAK

Moody’s Investor Relations

+1-212-553-0298

shivani.kak@moodys.com

OR

MICHAEL ADLER

Corporate Communications

+1-212-553-4667

michael.adler@moodys.com

Source: Moody’s Corporation Investor Relations